SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.__ )

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DELPHI AUTOMOTIVE SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO OF DELPHI AUTOMOTIVE SYSTEMS]

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098

March 16, 2001

TO OUR STOCKHOLDERS:

                  Our 2001 annual meeting of stockholders will be held at Kent State University—Trumbull Campus, 4314 Mahoning Avenue, N.W., Warren, Ohio, on May 2, 2001. This is our second annual meeting since we became an independent company in 1999.

                  The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

                  Please read these materials so that you will know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the enclosed postage-paid envelope or instruct us via the Internet or by telephone as to how you would like to vote your shares. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi’s home page on the World Wide Web (www.delphiauto.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting and the proxy card by mail.

/s/ J.T. Battenberg III
J. T. Battenberg III
Chairman, Chief Executive Officer and President

Whether or not you plan to attend the meeting, please provide your proxy by using the Internet, calling the toll-free telephone number, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

[LOGO OF DELPHI AUTOMOTIVE SYSTEMS]

Notice of Annual Meeting of Stockholders

                  The annual meeting of stockholders of Delphi Automotive Systems Corporation will be held at Kent State University—Trumbull Campus, 4314 Mahoning Avenue, N.W., Warren, Ohio, on Wednesday, May 2, 2001, at 8:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.
The election of five directors to three-year terms on the Board of Directors. The Board has nominated for re-election Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk, John D. Opie, Roger S. Penske and Patricia C. Sueltz, all current directors.

Proposal 2.	The ratification of Deloitte & Touche LLP as Delphi’s independent public accountants for 2001. Deloitte & Touche LLP served in this same capacity in 2000.

Proposal 3.	A stockholder proposal relating to the redemption of Delphi’s stockholder rights plan.

Proposal 4.	A stockholder proposal relating to the adoption of a code for Delphi’s international operations.

Proposal 5.	A stockholder proposal relating to management compensation.

Proposal 6.	A stockholder proposal relating to the annual election of directors.

                  The record date for the annual meeting is March 2, 2001. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Diane L. Kaye

DIANE L. KAYE
Secretary

Troy, Michigan
March 16, 2001

[LOGO OF DELPHI AUTOMOTIVE SYSTEMS]
March 16, 2001

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
5725 Delphi Drive
Troy, Michigan 48098

Proxy Statement

                  The Delphi Board of Directors is soliciting proxies to be used at the 2001 annual meeting. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement and the accompanying proxy card are being distributed beginning March 16, 2001.

Our Second Annual Meeting as an Independent Company

                  We became an independent company during 1999 through a series of transactions that occurred in two stages, the first of which involved an offering to the public of 100 million shares of Delphi’s common stock in February 1999. The second stage involved the distribution in May 1999 of Delphi’s remaining shares owned by General Motors Corporation to holders of record of General Motors Corporation’s $1-2/3 par value common stock. The dividend resulted in a distribution of about 452.6 million shares, or 80.1%, of Delphi’s outstanding common stock. The remaining 12.4 million shares owned by General Motors Corporation were contributed on May 28, 1999 to a voluntary employee’s beneficiary association trust for General Motors Corporation’s U.S. hourly employees. Certain information provided in this proxy statement relates to periods before the May 1999 distribution by General Motors Corporation. We specifically identify such information where it is presented.

Who Can Vote

                  Stockholders of record of our common stock at the close of business on March 2, 2001 may vote at the annual meeting.

                  On March 2, 2001, 559,859,518 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How You Can Vote

                  Stockholders of record can give a proxy to be voted at the meeting in any one of the following ways:

•	over the Internet,

•	over the telephone by calling the toll-free number identified on the attached proxy card, or

•	by completing and mailing in the enclosed proxy card.

                  Stockholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

                 The Internet and telephone voting procedures have been set up for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by using the Internet or by telephone, please refer to the specific instructions contained in the enclosed proxy card. If you wish to vote using the enclosed proxy card, please sign and return your signed proxy to us before the annual meeting, and we will vote your shares as you direct.

                   Whether you vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management, and the rest may be presented by stockholders. The proposals are described in this proxy statement under the “Proposals Requiring Your Vote” section beginning on page 4 of this proxy statement.

                  If you do not specify on your proxy card (or when giving your proxy over the Internet or by telephone ) how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote” below, “For” Proposal 2 and “Against” Proposal 3, Proposal 4, Proposal 5 and Proposal 6.

Revocation of Proxies

                  You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by notifying Delphi’s secretary in writing;

(2)	by submitting another proxy via the Internet, by telephone, or by mail that is received later and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

                  You will not revoke a proxy merely by attending the meeting; to revoke a proxy, you must take one of the actions described above.

How to Vote Under Our Employee Plans

                  If you participate in the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States, the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States, the ASEC Manufacturing Savings Plan, the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States, the General Motors Canadian Savings-Stock Purchase Program, the Saturn Individual Savings Plan for Represented Members or the GMAC Mortgage Corporation Savings Incentive Plan, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares, or give those instructions over the Internet or the telephone. They will vote the shares in accordance with your instructions and the terms of the plan.

                  If you do not provide voting instructions for shares held for you in any of these plans, then:

•	the trustee, plan committee or independent fiduciary will vote in its discretion any shares held in the following plans:

—	the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States.

•	your shares will not be voted for the following plans:

—	the Delphi Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the General Motors Canadian Savings-Stock Purchase Program;

—	the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States;

—	the Saturn Individual Savings Plan for Represented Members; and

—	the GMAC Mortgage Corporation Savings Incentive Plan.

•	your shares will be voted in the same ratio as the shares with respect to which the trustee is instructed for the following plans:

—	the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States; and

—	the ASEC Manufacturing Savings Plan.

                  In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive or, alternatively, vote all these shares by the Internet or telephone.

Required Votes

                  The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally at the annual meeting is necessary to constitute a quorum. In the election for directors, the five persons receiving the highest number of “For” votes will be elected. Stockholders may not cumulate their votes in the election of directors.

                  The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote, and voting in favor of or against the matter presented, is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.

                  Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. However, since abstentions are not votes in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present,” but also will not affect the outcome of any vote.

Other Matters to be Acted Upon at the Meeting

                  We do not know of any other matters to be presented or acted upon at the meeting, except that we have been informed that one of Delphi’s stockholders intends to submit proposals for a shareholder vote at the meeting that Delphi report (i) on the recommendations of certain unnamed institutional investors and proxy analysts as to matters to be presented for action at the meeting by Delphi or by others, (ii) the percentage, if any, of outstanding stock voted by trustees appointed by Delphi, which is beneficially owned by Delphi employees, (iii) the percentage of stock held of record by State Street Bank and beneficially owned by employees of Delphi or General Motors Corporation and (iv) the audit-related qualifications of the Audit Committee members. If any of the foregoing proposals is properly brought before the meeting by the stockholder, the shares represented by proxies will be voted against it. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where to Find Voting Results

             We will publish the voting results in our Form 10-Q for the second quarter of 2001. You will also be able to find the results in the investor information section of Delphi’s home page on the World Wide Web (www.delphiauto.com).

Proposals Requiring Your Vote

                  The proposals set out below will be voted on at the meeting. We will present Proposal 1 and Proposal 2, and we expect the remaining proposals to be presented by stockholders. In accordance with SEC rules, the text of each of the stockholder proposals is printed exactly as it was submitted.

                  When providing your proxy, whether by the Internet, the telephone, or mail, you will be able to designate whether your shares are voted to approve or disapprove, or to abstain from, each of the proposals.

PROPOSAL 1

Election of Directors

                  The first proposal on the agenda for this year’s annual meeting will be to elect five directors to serve as Class II directors for a three-year term beginning at the meeting and expiring at the 2004 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the meeting. The nominees for election are Oscar de Paula Bernardes Neto, Dr. Bernd Gottschalk, John D. Opie, Roger S. Penske and Patricia C. Sueltz, all current Class II directors. The Class I and Class III directors will continue in office following the meeting. Their terms will expire in 2002 (Class III) and 2003 (Class I). For information regarding the director nominees and our other directors, see the “The Board of Directors” section beginning on page 13 of this proxy statement.

                  We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

PROPOSAL 2

Selection of Independent Public Accountants

                  The Audit Committee of the Board of Directors selects the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2001, which has been approved by the Board of Directors, is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

                  Delphi management will present the following resolution at the meeting:

                  “RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2001 is ratified.”

                  The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

Stockholder Proposals

                  The following proposals, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, have been made by Delphi stockholders identified below and may be presented at the meeting.

PROPOSAL 3

                  John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, a Delphi shareholder, on behalf of Ray T. Chevedden and Veronica G. Chevedden, owners of 1,397 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

                  RESOLVED:

ADOPT RESOLUTION THAT WON 60% OF SHAREHOLDER VOTE in 2000: SHAREHOLDER RIGHT TO VOTE ON POISON PILLS

                  Recommend the company shall not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount:

                  UNLESS such plan or agreement has been previously approved by a majority shareholder vote as a separate proposal.

                  This includes, but is not limited to the poison pill that was adopted by the Company WITHOUT SHAREHOLDER APPROVAL in 1999. After adoption this Resolution is not to be amended, modified or repealed, except as a separate proposal by a shareholder vote.

                  SUPPORTING STATEMENT:

                  Delphi, spun off from General Motors in 1999, adopted backward corporate governance rules compared to GM. GM improved its corporate governance rules in 1992 to reverse a close call with bankruptcy.

                  However, Delphi chose many corporate governance rules that are regressive compared to GM—as measured by the standards of many institutional investors. This included a poison pill not subject to shareholder vote.

                  Delphi is 61% owned by institutions. Clearly this resolution has strong institutional support to win majority approval. It is notable that institutional support is high-caliber support. Institutions have the staff, experience, resources and fiduciary duty to thoroughly study the issues involved in this proposal.

Why submit the Delphi poison pill to a shareholder vote:

•	1) Poison pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.

•	2) Pills adversely affect shareholder value.

Nell Minow and Robert Monks in their book,
Power and Accountability

•	Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.

Investor Responsibility Research Center’s Corporate Governance Bulletin, April-June 1999

•	The Council of Institutional Investors
(http://www.cii.org/ciicentral/policies.htm & http://www.cii.org) recommends shareholder approval of all poison pills in its Shareholder Bill of Rights.

Additionally, there is serious concern to improve Delphi’s slumping stock price:

Delphi continues to trade below its 1999 Initial Public Offering price.
Recent price: $15.

Value Line	July 7, 2000

Since becoming an independent, publicly traded company in early 1999 Delphi stock peaked at $20 on May 14, 1999.

Automotive News	April 3, 2000

Delphi total shareholder return in 2nd quarter is minus 8%.

Automotive News	July 17, 2000

Good governance rules can improve stock price:

                  A new survey by the international management consultancy McKinsey & Co. shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

                  The report concludes that companies should take heed. If companies can capture but a small proportion of the governance premium available, they would create significant shareholder value.

                  McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth.

Wall Street Journal	June 19, 2000

                  The existence of additional poor management/governing rules at Delphi serve as an added incentive to take at least this one step to improve corporate governance. Examples of poor management rules by the company include:

•	No annual election of all directors.

•	No confidential voting.

•	No cumulative voting.

•	Shareholders may not call special meetings.

                  In its response to this resolution, Delphi is asked to name the steps it has taken to improve management rules at the highest level of the company—where it will have the greatest impact to improve stock price.

To increase shareholder value vote yes:
ADOPT RESOLUTION THAT WON 60% OF SHAREHOLDER VOTE in 2000:

SHAREHOLDER RIGHT TO VOTE ON POISON PILLS
YES ON 3

Delphi’s Response

The Board recommends a vote against this proposal:

                  We respectfully disagree with the proponent’s view of Delphi’s corporate governance and with his understanding of the value to stockholders of a rights plan, or so-called “poison pill.” The proponent is correct that in the hands of a captive Board, that is, one composed primarily of management and their families, a rights plan can entrench management. However, that is most certainly not the situation with Delphi. Only three of our thirteen directors are from management, none are related, and all of our independent directors have illustrious careers with the very best companies in the U.S. and abroad.

                  We believe there are also dangers to the stockholders in not having a rights plan, particularly to small stockholders. A rights plan will not prevent a bidder from making an acquisition offer. However, without a rights plan, a corporate raider can take over an undervalued company by surprise, with no need to deal with the Board. The unsolicited bidder, acting out of self-interest and a desire to buy the company as cheaply as possible, would not need to negotiate with anyone, and thus could take control without having to pay the existing stockholders a control premium. With a rights plan, your Board can force a negotiation, and potentially extract a higher share price from the raider, or attempt to obtain a superior bid. A rights plan allows your Board to evaluate offers, investigate alternatives, and take the necessary steps to maximize stockholder value.

                   We note that Delphi’s corporate governance structure includes the very practices that respondents in the McKinsey & Co. survey, praised by the proponent, value. For example, the vast majority of the directors: (1) come from outside the company, (2) have no ties to management, and (3) get most of their pay in the form of stock. Nevertheless, we assure our stockholders that the Board did take very seriously the vote on this resolution at the May 2000 Annual Meeting of Stockholders. Immediately following the Annual Meeting, the directors reviewed the voting results and requested that the Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) conduct a full review of the issue and present a recommendation to the Board of Directors concerning an appropriate response to the vote. All of the members of the Corporate Governance Committee are outside directors.

                  Following a detailed study over several months which took into consideration the practices of companies considered to be leaders in corporate governance, the Corporate Governance Committee recommended, and the Board of Directors adopted, a Three-Year Independent Director Evaluation (“TIDE”) of Delphi’s Stockholder Rights Plan to be performed by the Corporate Governance Committee. Under the TIDE, the Corporate Governance Committee is authorized and directed to review the Stockholder Rights Plan to determine whether it continues to be in the best interest of Delphi and its stockholders. The review is to occur whenever the Committee deems appropriate, but at least every three years. The Committee can use the assistance of legal counsel and other advisors in conducting the review and is free to consider any factors it deems relevant. At the conclusion of the review, the Committee reports back its determinations and recommendations to the Board of Directors.

                  We believe that, at least for now, a rights plan with a TIDE is in the best interest of Delphi and its stockholders. As a new company, Delphi is a special case, distinguishable from mature, established and sometimes under-performing companies with rights plans. In order for Delphi to deliver stockholder value, Delphi must have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. In addition, the market needs some time to understand that Delphi is not just an auto parts company but a technology company, and to value it accordingly. Redeeming the Stockholder Rights Plan now would deprive the Board of an effective negotiating tool, and impair Delphi’s ability to achieve its strategic goal of delivering stockholder value.

                  For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 3. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 3 unless stockholders specify a different choice.

PROPOSAL 4

                  St. Joseph Health System, 500 South Main Street, Suite #1000, Orange, CA 92868, owner of 200 shares of common stock, Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860, owners of 69 shares of common stock, Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY 10011, owner of 69 shares of common stock, Benedictine Sisters, 530 Bandera Road, San Antonio, TX 78228, owners of 797 shares of common stock, the General Board of Pension and Health Benefits of The United Methodist Church, 1201 Davis Street, Evanston, IL 60201-1118, owners of 598,072 shares of common stock, Grand Rapids Dominicans, 2025 E. Fulton Street, Grand Rapids, MI 49503-3895, owners of 1,747 shares of common stock, The Women’s Division of the General Board of Global Ministries of the United Methodist Church, 475 Riverside Drive, New York, NY 10115, owners of 36,200 shares of common stock, Mercy Health Services (Trinity Health), 29000 Eleven Mile Road, Farmington Hills, MI 48336, owners of 5,112 shares of common stock, The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, NY 10017-4594, owners of 69 shares of common stock, Sisters of St. Joseph of Nazareth, 3427 Gull Road, Nazareth, MI 49074-0013, owners of 69 shares of common stock, The Glenmary Home Missioners, The Home Missioners of America, P.O. Box 465618, Cincinnati, OH 45246-5618, owners of 69 shares of common stock, the Presbyterian Church (USA), 100 Witherspoon Street, Louisville, KY 40202-1396, owners of 169 shares of common stock, Sisters of the Blessed Sacrament, 1663 Bristol Pike, Bensalem, PA 19020-8502, owners of 69 shares of common stock, and School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, MO 63125, owners of 69 shares of common stock, have given notice that they intend to present for action at the annual meeting the following resolution and have furnished the following statement in support of their proposal:

Proposal for a Global Set of Corporate Standards

                  Whereas, Delphi Automotive Systems, as a global corporation, faces complex issues which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse in the new millennium.

                  A Millennium Poll on Corporate Social Responsibility interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broader societal goals as well. (Environics International Ltd., October 1999)

                  We believe Delphi needs to review its code of conduct in light of the evolving consensus of best practices, such as those found in the Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance, developed by an international group of religious investors.

                  Delphi operates in 37 countries worldwide and is challenged by important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Our company should find ways to respond effectively to worker’s concerns in a timely manner and to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

                  As our company proceeds as an independent company, it should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors composed of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of companies are developing code enforcement mechanisms that include independent monitoring.

                  Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

                  RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to shareholders by October 2001.

Supporting Statement

                  We recommend the review include the following areas:

                  1.    A description of policies which are designed to protect human rights-civil, political, social, cultural and economic-consistent with respect for human dignity and the International Labor Organization’s core standards.

                  2.    A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

                  3.    A report of company policies ensuring that there is no use of forced labor, including prison labor, indentured or bonded labor.

                   4.    Establishment of consistent standards for workers’ health and safety practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

                  We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions.

Delphi’s Response

The Board recommends a vote against this proposal:

                  Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have global corporate policies and practices in place designed to ensure that Delphi is a good and responsible corporate citizen around the world and that it complies with the laws of the various countries in which we operate. Delphi has shared our policies and practices with the proponents of this proposal in what we believe was a constructive exchange.

                  In addition, the proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of more than 5,000 homes by employees. Regarding environmental practices, Delphi facilities continue to receive awards and recognition, including: the Industria Limpia (Clean Industry) Award, the highest environmental award given by the Mexican government; Recycler of the Year, as awarded by the world’s leading plastics organization; the first place Energy Saving Award from Mexico’s president; and the right to participate in Michigan’s Clean Corporate Citizen (C3) program.

                  We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries enhances the lives of the people who work at our facilities and betters the communities where we operate, in addition to generating revenues for Delphi and value for our stockholders.

                  Our management reviews and amends our policies and practices as necessary and is committed to their enforcement worldwide. In addition, the Board’s Corporate Governance and Public Issues Committee (“Corporate Governance Committee”), which is composed entirely of independent directors, has the responsibility for, among other things, matters relating to the governance of the Corporation and public policy matters related to Delphi’s business activities. Independent monitoring by religious groups would not enhance the close monitoring by governmental and union groups which Delphi already enjoys. Nor would it add to the internal auditing and Board oversight on which Delphi already insists.

                  For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 4. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 4 unless stockholders specify a different choice.

PROPOSAL 5

                  Robert D. Morse, 212 Highland Ave., Moorestown, NJ 08057-2717, owner of 419 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

PROPOSAL

                  I, Robert D. Morse, of 212 Highland Ave., Moorestown, NJ 08057-2717, wish to present the following proposal:

                  That the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR’s, etc. after the termination of any existing programs for top management. I must also include any severance payment contracts, which overpay a person no longer of use, just to leave!

                   This does not include any programs for employees.

                  REASONS: Management and Directors are compensated enough to buy on the open market, just as You and I, if they are interested in the Company’s success rather that cashing in as options etc., mature and they receive more year after year. Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, and other perks.

                  Options, rights, SAR’s, are available elsewhere, and a higher offers induce transfers, not necessarily “attain and retain” qualified persons.

                  Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? These persons are not providing us entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

                  “Align management with shareowners” is a repeated “line” to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

                  After taxes, present base salaries are way above the $200,000.00 our President receives, plus lodging, and Management only looks after a Company, not the USA, and some of the world problems. If they filled out a daily work or production sheet, what would it show? Please mark your ballet “FOR” this proposal.

                  If you saw a quarter on the ground, would you not pick it up? SO, WHY NOT PICK UP BIG MONEY?! There are too many shareowners who just “don’t understand or care”. Take this copy to your librarian for a few days, perhaps along with some fruit; I’m sure he or she can digest both.

                  “ABSTAIN” and “EXCEPT” have been substitutes for “AGAINST” ON THE VOTE FOR DIRECTORS ONLY for over 12 years now as they are not deducted from “FOR”, an intentional ploy to win seats.

Delphi’s Response

The Board recommends a vote against this proposal:

                  The Compensation and Executive Development Committee (“Compensation Committee”) of the Board of Directors, which is composed entirely of independent directors, oversees Delphi’s compensation policies for Delphi’s senior executive officers. Delphi’s executive compensation program and philosophy is described in detail in the Compensation and Executive Development Committee Report on Compensation included in this proxy statement. Delphi’s executive compensation program aims to align the interests of our executives with your interests as stockholders by rewarding executives when they have achieved the specific measurable goals we have set to create value for the stockholders in both the short- and long-term.

                  We believe that a balanced approach to executive compensation involving a combination of base salary, annual incentives and long term incentives including stock options best serves the interests of stockholders because the compensation of our executives and, in particular, our senior management is closely tied to Delphi’s performance. In determining the appropriate amount of each type of compensation to pay our executives, we look at what executives earned at companies that are in our industry as well as other Fortune 50 companies with which we compete in hiring executives. We also rely on data and advice provided by outside consultants.

                  The elimination of incentives and bonuses would limit Delphi’s flexibility in setting compensation. It could place Delphi at a competitive disadvantage in attracting, motivating and retaining the executive talent necessary to achieve Delphi’s objectives and thereby deliver value to its stockholders. In addition, we believe that a total compensation approach which is composed solely of base pay would leave executive compensation unrelated to Delphi’s performance rather than being tied to increases in stockholder value.

                   For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 5. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 5 unless stockholders specify a different choice.

PROPOSAL 6

                  John J. Gilbert, 29 E. 64th Street, New York, NY 10021-7043, owner of 190 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

                  RESOLVED:

ANNUAL ELECTION OF EACH DIRECTOR
ADOPT PROPOSAL. THAT WON 54% APPROVAL
at 51 MAJOR COMPANIES in 2000

                  To increase shareholder value Delphi Automotive Systems shareholders request the Board of Directors take all necessary steps to enact annual election of each director as a bylaw. Also, require that any future action on this topic be put to shareholder vote—as a separate proposal and that this proposal apply to a successor company or companies.

                  SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to hold management accountable for its performance.

                  Requiring each director to stand for election annually gives shareholders an opportunity to register their views on the performance of each director individually and the board as a group. Many institutional investors hold that electing each director annually is one of the best good corporate governance practices to ensure that the Company will be managed in the best interest of investors. Delphi is 61% owned by institutional investors. This proposal topic won a 54% majority of the votes at 51 major companies in 2000 according to the Investor Responsibility Research Center.

                  Institutional investors are prepared to pay an 18% premium for good corporate governance according to a recent McKinsey & Co. survey. The report concludes that companies should take heed. Thus if Delphi can capture but a small proportion of this governance premium, it would create significant shareholder value.

                  Delphi cannot afford to pass up the potential of this good governance premium. Delphi has traded below its $17 Initial Public Offering price during the majority of time since Delphi’s IPO. Delphi’s total shareholder return for the past 12 months was minus-4% according to Automotive News, October 16, 2000.

                  Additionally, certain independent proxy analysts are particularly concerned about the lack of annual election of each director combined with poison pills and other takeover defenses as is the case with Delphi Automotive Systems. Delphi management is further protected by strong anti-takeover provisions under state law.

                  It will be of interest to shareholders and management to see the level of support that this proposal receives from Delphi shareholders at the 2001 annual meeting. At the 2000 Delphi shareholder meeting Delphi shareholders voted by a 60% margin to approve shareholder vote on poison pills. This was higher than the 57% approval given by shareholders at 24 major companies on this same topic. In other words, Delphi shareholders showed in 2000 that at Delphi they supported a good governance proposal by a greater margin than shareholders at other major companies.

                  Improving shareholder value is particularly important since the good times enjoyed by the industry during the latter half of the 1990s may not last much longer. Delphi is also impacted by the declining Euro and the industry’s low Timeliness rank, which puts the industry at “near the bottom of the pack,” according to Value Line.

                   To improve shareholder value vote for:

ANNUAL ELECTION OF EACH DIRECTOR
YES ON 6

Delphi’s Response

The Board recommends a vote against this proposal:

                  Delphi currently has three classes of directors, with members of each class serving three-year terms. We believe that this staggered system of electing directors provides important benefits to Delphi and its stockholders. With a classified Board, a majority of directors at any given time possesses the experience and understanding which comes from service on the Board. This is particularly important with a company as large and complex as Delphi. In fact, during our first year of existence we devoted a portion of each Board meeting to orienting our directors to Delphi. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership. In this regard, the Delphi Board is similar to the U.S. Senate which also has three classes of Senators, so that only one-third face re-election each election year.

                  A classified Board will not prevent a change of control, but in the event of an unsolicited proposal it does encourage outside persons seeking control to initiate arms-length negotiations with the Board. This is because at least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of our directors enables our Board to be in a better position to negotiate or to consider alternative proposals in order to achieve the best price for all stockholders and not just for those with a large block of shares. This is particularly the case where the Board is independent and composed overwhelmingly of outside directors (10 of 13), such as Delphi’s Board.

                  Moreover, directors have fiduciary duties that do not depend on how they are elected. Directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. We believe that the classified Board protects the interests of all Delphi stockholders and that the continuity and depth of knowledge that results from a classified Board of Directors provides the proper environment in which to foster the creation of long-term value for all stockholders.

                  For the reasons explained above, the Board of Directors recommends a vote “Against” Proposal 6. Proxies solicited by the Board of Directors will be voted “Against” this Proposal 6 unless stockholders specify a different choice.

The Board of Directors

                  The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met seven times during 2000. All of the current directors who were directors in 2000 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2000 (1) . The following information about the directors, including the nominees, was provided by the directors.

Board of Directors

Class II—Nominees Standing for Re-Election:

Oscar de Paula Bernardes Neto
Age: 54

Director Since: 1999

Principal Occupation: Senior Partner and Chairman of LID (Latin American Internet Development Group)

Recent Business Experience: Mr. Bernardes is the Senior Partner and Chairman of LID (Latin American Internet Development Group). He is also Chairman of the Advisory Board of TIW, a major wireless communications operator, in Brazil. He was Chief Executive Officer of Bunge International from 1986 to 1999. Before joining Bunge, Mr. Bernardes was a senior partner with Booz-Allen & Hamilton. He also has over 15 years of consulting experience, including several projects related to the automotive industry in South America. Mr. Bernardes is a member of the Advisory Board for Booz-Allen & Hamilton. Mr. Bernardes is a member of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: RBS, Alcoa in Brazil, Bunge Alimentos

Dr. Bernd Gottschalk
Age: 57

Director Since: 2000

Principal Occupation: President, Association of the German Automobile Industry

Recent Business Experience: Before becoming President of the Association of the German Automobile Industry in 1996, Dr. Gottschalk worked at Mercedes-Benz AG since 1972 in various positions, such as plant manager in Mannheim and President of Mercedes-Benz do Brasil in São Paulo. As a member of the Advisory Board of Mercedes-Benz AG, he was responsible for the company’s worldwide commercial vehicle business. Dr. Gottschalk is a member of the Advisory Board of each of Hoffman-La Roche, Thyssen Krupp Automotive, J.M. Voith AG and Dresdner Bank Latin America. Dr. Gottschalk is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

(1)	Thomas G. Labrecque served as a director and member of the Audit Committee until his death on October 16, 2000.

John D. Opie
Age: 63

Director Since: 1999

Principal Occupation: Retired Vice Chairman of the Board and Executive Officer, General Electric Company

Recent Business Experience: Mr. Opie is the former Vice Chairman of the Board and Executive Officer for General Electric Company. He had been associated with General Electric Company since 1961 in numerous management positions, including Vice President of the Lexan and Specialty Plastics Divisions, President of the Distribution Equipment Business Division and President of General Electric Company’s Lighting Business from 1986 to 1995. Mr. Opie is Chairman of the Audit Committee of Delphi’s Board of Directors.

Other Directorships: The Stanley Works

Roger S. Penske
Age: 64

Director Since: 1999

Principal Occupation: Chairman of Penske Corporation

Recent Business Experience: Mr. Penske is the Chairman of Penske Corporation, Chairman of United Auto Group, Inc., Chairman of the Board of Penske Truck Leasing Corporation and Penske Auto Centers, Inc. and a Director of Detroit Diesel Corporation. He also serves as Vice Chairman of the Board and as a Director of International Speedway Corporation. Mr. Penske is also Chairman of the Detroit Investment Fund, a Trustee of the Henry Ford Museum and Greenfield Village and a member of the Business Council. Mr. Penske is Chairman of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: General Electric Company

Patricia C. Sueltz
Age: 48

Director Since: 2000

Principal Occupation: Executive Vice President, Software Systems Group, Sun Microsystems, Inc.

Recent Business Experience: Ms. Sueltz joined Sun Microsystems, Inc. in 1999 and is currently responsible for all Java software technology based and Solaris operating environment tools, developer products, security products, software marketing, ISV/developer relations, as well as market development. Prior to her current position, she was president of the Software Products and Platforms Division of Sun Microsystems, Inc. Before joining Sun Microsystems, Inc., Ms. Sueltz spent 20 years with IBM, serving in various senior management positions including General Manager and Vice President of Java Software in IBM’s software group. She is active in professional organizations, including Women in Technology International. Ms. Sueltz is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Continuing Directors

Class III—Terms Expiring in 2002:

Robert H. Brust
Age: 57

Director Since: 2001

Principal Occupation: Chief Financial Officer and Executive Vice President, Eastman Kodak Company

Recent Business Experience: Mr. Brust was named Chief Financial Officer and Executive Vice President of Eastman Kodak Company, effective January 3, 2000. Prior to joining Eastman Kodak Company, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation. He joined Unisys Corporation in 1997, where he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement, and investor relations. Before working at Unisys Corporation, he spent 31 years at General Electric Company. Mr. Brust is a member of the Audit Committee of Delphi’s Board of Directors.

Alan S. Dawes
Age: 46

Director Since: 2000

Principal Occupation: Executive Vice President and Chief Financial Officer, Delphi Automotive Systems Corporation

Recent Business Experience: Mr. Dawes is an Executive Vice President and Chief Financial Officer of Delphi and has been a Vice President of Delphi since 1998. In addition, he has responsibility for Finance, Mergers & Acquisitions and Information Technology. He worked in the Treasurer’s Office at General Motors Corporation from 1981 until 1991, and in 1992 he was appointed Executive-in-Charge of Operations for Delphi’s precursor, the Automotive Components Group Worldwide. Mr. Dawes was appointed General Manager of Delphi Chassis Systems in 1994. He was an officer at General Motors Corporation from 1994 through 1998. He was named Financial Executive of the year in the 1999 Automotive News Industry All Stars and is a member of the Harvard Business Club.

Donald L. Runkle
Age: 55

Director Since: 2000

Principal Occupation: Executive Vice President, Delphi Automotive Systems Corporation; President, Delphi Dynamics and Propulsion Sector

Recent Business Experience: Mr. Runkle is an Executive Vice President of Delphi and President of Delphi’s Dynamics and Propulsion Sector. In addition, he has responsibility for Delphi Aftermarket business, Delphi Manufacturing, and is champion of the DaimlerChrysler AG and commercial vehicle accounts. He was Vice President of Delphi and President of Delphi Energy and Engine Management Systems since 1998. Mr. Runkle held a series of engineering, planning and management positions from 1968 to 1993 at General Motors Corporation when he was appointed General Manager of Delphi Saginaw Steering Systems. He was an officer at General Motors Corporation from 1988 through 1998. He was named General Manager of Delphi Energy and Engine Management Systems in 1996. Mr. Runkle is an advisor to the Lean Enterprise Institute and Chairman of the Agility Forum.

Thomas H. Wyman
Age: 71

Director Since: 1998

Principal Occupation: Former Chairman, President and Chief Executive Officer of CBS, Inc.

Recent Business Experience: Mr. Wyman was named Lead Independent Director for Delphi in October 1998. Mr. Wyman had served on the Board of Directors for General Motors Corporation from 1985 to October 1998. Mr. Wyman was Senior Advisor of SBC Warburg, Inc. from 1996 to 1997 and Chairman of S.G. Warburg and Co., Inc. from 1992 to 1996. He is also a member of the Advisory Board of Nestlé USA, Inc., the International Advisory Group of Toshiba Corporation (Tokyo) and the Business Council. Mr. Wyman is a Trustee Emeritus of the Ford Foundation and The Aspen Institute and Chairman Emeritus of Amherst College. Mr. Wyman is an ex officio member of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Other Directorships: AEA Investors Inc.

Class I—Terms Expiring in 2003:

J.T. Battenberg III
Age: 57

Director Since: 1998

Principal Occupation: Chairman of the Board, Chief Executive Officer and President, Delphi Automotive Systems Corporation

Recent Business Experience: Mr. Battenberg is the Chairman of the Board, Chief Executive Officer and President of Delphi. Mr. Battenberg has led Delphi and its precursor, the Automotive Components Group Worldwide, since 1992. He held various other positions with General Motors Corporation from 1961 through 1992, was elected an executive vice president of General Motors Corporation in 1995 and served as a member of its President’s Council. Mr. Battenberg was an officer at General Motors Corporation from 1988 through 1998. Mr. Battenberg is on the Board of Trustees of Kettering University, Columbia Business School and the National Advisory Board for J.P. Morgan Chase & Co. He is also a member of the Council on Competitiveness, the Business Roundtable and the Business Council.

Other Directorships: FIRST (For Inspiration and Recognition of Science and Technology), Detroit Renaissance, the Economic Club of Detroit and Covisint L.L.C.

Virgis W. Colbert
Age: 61

Director Since: 1999

Principal Occupation: Executive Vice President, Miller Brewing Company

Recent Business Experience: Mr. Colbert was appointed Executive Vice President for Miller Brewing Company in July 1997. He has held several manufacturing and production positions since joining Miller in 1979. Mr. Colbert is currently a Director of Columbia Health Systems and The Greater Milwaukee Open. He is Chairman of the Thurgood Marshall Scholarship Fund and of the Board of Trustees of Fisk University. Mr. Colbert also is a member of the Executive Advisory Committee for the National Urban League’s Black Executive Exchange Program, and serves on the Opportunities Industrialization Centers of America’s National Industrial Council. Mr. Colbert is a member of the Compensation and Executive Development Committee of Delphi’s Board of Directors.

Other Directorships: The Manitowoc Company, Inc.

Shoichiro Irimajiri
Age: 61

Director Since: 1999

Principal Occupation: Representative Director, Shoichiro Irimajiri, Inc.

Recent Business Experience: Mr. Irimajiri held various positions within Sega including president and representative director for Sega from 1998 to 2000. Before joining Sega, Mr. Irimajiri had been an Executive Vice President at Honda Co. Ltd. since 1990. He had been associated with Honda since 1963. Mr. Irimajiri is a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.

Susan A. McLaughlin
Age: 48

Director Since: 1999

Principal Occupation: Former President, Consumer Services BellSouth Telecommunications, Inc.

Recent Business Experience: Ms. McLaughlin was President, Consumer Services BellSouth Telecommunications, Inc. from March 1998 through the fall of 2000. From 1987 to 1998, Ms. McLaughlin held numerous financial and marketing management positions at Eastman Kodak Company. Before working at Eastman Kodak Company, she spent 13 years in corporate banking with Citibank and Chase. She is a member of the Board of Directors of the Thurgood Marshall Scholarship Fund. Ms. McLaughlin is Chairman of the Compensation and Executive Development Committee of Delphi’s Board of Directors.

Other Directorships: Target Corporation

Committees of the Board of Directors

                  We set out below information regarding certain of the committees of our Board of Directors.

Audit Committee

Number of Members:	4

Members:
John D. Opie (Chairman)
Oscar de Paula Bernardes Neto
Robert H. Brust
Thomas H. Wyman (ex officio)

Number of Meetings in 2000:	8

Functions:
Assists the Board of Directors in overseeing management’s conduct of Delphi’s financial reporting process, which includes:

Discussing with management and the outside auditors the quality of our internal accounting and financial controls;

Overseeing the preparation of financial reports provided by Delphi to the government or the public;

Reviewing with management and our outside auditors our annual audited financial statements and interim financial results; and

Monitoring the independence of our outside auditors.

Compensation and Executive Development Committee

Number of Members:	3

Members:
Susan A. McLaughlin (Chairman)
Virgis W. Colbert
Thomas H. Wyman (ex officio)

Number of Meetings in 2000:	4

Functions:
Determines the compensation of non-employee directors and the chief executive officer and, after receiving a recommendation from the chief executive officer, all members of the Delphi Strategy Board.

Approves any benefit or incentive compensation plan of Delphi or its subsidiaries which affects those employees subject to its review.

Exercises the powers granted to it by any executive incentive compensation plan (including granting stock options, Delphi Automotive Systems Performance Achievement Plan awards and restricted stock units).

Corporate Governance and Public Issues Committee

Number of Members:	5

Members:
Roger S. Penske (Chairman)
Dr. Bernd Gottschalk
Shoichiro Irimajiri
Patricia C. Sueltz
Thomas H. Wyman (ex officio)

Number of Meetings in 2000:	3

Functions:
Makes recommendations on:

Matters relating to service on the Board, including size and composition of the Board;

Nominees for election to the Board;

Matters relating to the governance of Delphi; and

Policies promoting best interests of Delphi and the community.

The Committee also considers stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” appearing on page 38 of this proxy statement.

Stock Ownership of Management and More Than 5% Stockholders

                  The table below shows how much of our common stock was beneficially owned as of January 5, 2001 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this proxy statement, (iii) each person known by Delphi to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of January 5, 2001 (such as by exercising options).

Name and Address(1)	Shares Beneficially Owned(2)	Stock Options Exercisable Within 60 Days	Total of Shares Beneficially Owned and Options	Percent	Deferred Stock Units(3)

J.T. Battenberg III	213,878	1,272,521	1,486,399	*	263,623

Oscar de Paula Bernardes Neto	0	0	0	*	13,318

Virgis W. Colbert	0	0	0	*	13,318

Alan S. Dawes	64,336	452,686	517,022	*	60,967

Bernd Gottschalk	0	0	0	*	5,620

Shoichiro Irimajiri	0	0	0	*	9,384

Susan A. McLaughlin	0	0	0	*	13,923

Rodney O’Neal	29,362	242,961	272,323	*	60,473

John D. Opie	10,000	0	10,000	*	13,923

Roger S. Penske	22,000	0	22,000	*	13,923

Donald L. Runkle	43,972	261,495	305,467	*	62,693

Patricia C. Sueltz	0	0	0	*	4,569

David B. Wohleen	20,926	216,709	237,635	*	59,147

Thomas H. Wyman	3,155	0	3,155	*	36,320

State Street Bank and Trust Company, in various fiduciary capacities(4) 225 Franklin Street Boston, MA 02110	66,280,513	0	66,280,513	11.84%	0

All directors and executive officers as a group (31 persons)	815,779	4,492,887	5,308,666	*	1,127,068

*Less than 1% of Delphi’s total outstanding common stock. The percentages shown in the table are based on the total number of shares of Delphi’s common stock outstanding on January 5, 2001.

Notes

(1)	Except as otherwise indicated in the table, the business address of the beneficial owners is c/o Delphi Automotive Systems Corporation, 5725 Delphi Drive, Troy, MI 48098.

(2)	Includes shares:

•	As to which the named person has sole voting and investment power,

•	As to which the named person has shared voting and investment power with a spouse, or

•	Which the named person holds in the Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States.

Excludes shares that are restricted stock holdings or that may be acquired through the exercise of stock options that are exercisable through March 6, 2001.

(3)	Includes:

•	Restricted stock units subject to a vesting schedule, forfeiture risk and other restrictions. The restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders.

•
Phantom shares included in common stock units under the Delphi Benefit Equalization Plan-Savings. This is a non-qualified “excess benefit” plan that is exempt from ERISA and IRS code limitations and provides executives with full Delphi matching contributions without regard to limits imposed by the IRS code. Amounts credited under the plan are maintained in share units of Delphi common stock. After leaving Delphi, an employee may at any time choose to receive a complete distribution of amounts in the Benefit Equalization Plan, which will be in cash. Common stock units have no voting rights.

•	Common stock units held by non-employee directors under Delphi’s Deferred Compensation Plan for Non-Employee Directors.

•	Common stock units held under Delphi’s Deferred Compensation Plan for Executive Employees.

(4)
Based on a Schedule 13G dated February 9, 2001 filed by State Street Bank and Trust Company with the Securities and Exchange Commission. Represents shares held by State Street Bank and Trust Company as trustee for various Delphi employee benefit plans and in various other fiduciary capacities.

Compensation of Directors

                  We do not pay directors who are also our employees additional compensation for their service as directors or committee members. In 2000, compensation for our non-employee directors consisted of:

•	$100,000 cash retainer and $200,000 in common stock units per year for the lead independent director;

•	$55,000 cash retainer and $55,000 in common stock units per year for the other non-employee directors; and

•	a fee of $5,000 per year for serving as chairman of a board committee (for other than the lead independent director).

                  The stock portion of each non-employee director’s annual compensation is automatically deferred until he or she no longer serves on our Board. Under Delphi’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors, at their option, may convert the cash portion of their compensation into common stock units. In 2000, and for 2001, all directors have converted the cash portion of their compensation into additional common stock units. Dividend equivalents on any common stock units accrue quarterly and are converted into additional common stock units. Directors will receive the cash value of all of their accumulated common stock units after they leave the Board.

Notwithstanding anything to the contrary set forth in any of Delphi’s previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or such future filings in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

                  The Audit Committee of our Board of Directors consists of four directors, all of whom are independent for purposes of the New York Stock Exchange Listing Requirements, and operates under a written charter adopted by the Board of Directors, which is attached to this proxy statement as Appendix A. The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2000, which we refer to here as our audited financial statements.

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•
The Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of our financial statements;

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from Delphi; and

•
Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the U.S. Securities and Exchange Commission.

Audit Committee

John D. Opie (Chairman)
Oscar P. Bernardes
Robert H. Brust
Thomas H. Wyman

Additional Information Regarding Our Auditors

Audit Fees

                  The aggregate fees charged to Delphi by Deloitte & Touche LLP for its audit of our 2000 financial statements and for its review of our financial statements included in our quarterly reports on Form 10-Q for 2000 were approximately $6.6 million.

Financial Information Systems Design and Implementation Fees

                  The aggregate fees charged to Delphi by Deloitte & Touche LLP under competitively bid contracts for information technology services in 2000 were approximately $41.3 million.

All Other Fees

                  The aggregate fees charged to Delphi by Deloitte & Touche LLP for all other services for 2000 were approximately $9.5 million.

                  The Audit Committee has considered the nature of the above-listed services provided by Deloitte & Touche LLP and determined that such services are compatible with their provision of independent audit services.

Compensation of Executive Officers

                  This section provides summary information regarding the compensation of J.T. Battenberg III, our Chairman, Chief Executive Officer and President, and our four next most highly compensated executive officers. This section also includes a report of the Compensation and Executive Development Committee of our Board of Directors concerning the general compensation principles used by that committee for senior executive officers as well as the specific factors used to determine Mr. Battenberg’s compensation.

Compensation and Executive Development Committee
Report on Executive Compensation
(How Delphi Determines Executive Compensation)

Philosophy

                  Delphi’s executive compensation program aims to align the interests of our executives with your interests as stockholders. To do so, Delphi:

•	Sets specific, measurable goals to create value for the stockholders in both the short- and long-term;

•	Rewards executives when they have achieved the goals we have set;

•	Motivates executives to improve the performance and profitability of Delphi overall and of each business sector to which an executive is assigned; and

•	Adjusts each executive’s compensation to reflect his or her individual performance and contribution to Delphi.

Types of Compensation

                  We use three main types of compensation in our executive compensation program:

•	Base Salary

•	Annual Incentives

•	Long-Term Incentives

                  In determining the appropriate amount of each type of compensation to pay our executives in 2000, we looked at what executives earned at companies that are in our industry as well as at other Fortune 50 companies with which we compete in hiring executives. We use the corporate performance of, and compensation paid by, these companies as a benchmark in deciding the appropriate combination of compensation types for our executives. We also rely on data and advice provided by outside consultants.

Base Salary

                  We strive to pay salaries at the median of the salaries paid by the group of benchmark companies described above. Importantly, we also look at factors specific to an individual executive such as an executive’s performance, potential for future advancement and responsibilities.

                  To ensure that our executives would be able to focus on the interests of the company and not be distracted by the possible impact on their personal situation if a change in control at Delphi were to occur or be imminent, we entered into updated change in control agreements in early 2000 covering our officers. Under these agreements, an executive is paid certain benefits upon the occurrence of a change in control of Delphi, and additional benefits if, during the three years after a change in control, the executive’s employment with Delphi ceases for reasons other than “for cause.” The change in control agreements are described more fully in this proxy statement under the section entitled “Change In Control Agreements” beginning on page 34 of this proxy statement. The agreements are Delphi’s only contractual arrangements with the executive officers named in the Summary Compensation Table appearing later in this section.

Annual Incentives

                  The Annual Incentive Compensation Plan provides for annual incentive awards based on our achievement of pre-determined corporate goals. Each year, we establish a corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid. The size of final awards depends on the actual level of performance that Delphi achieves within this pre-established range, and we may adjust awards to reflect individual performance.

                  We establish our targeted performance levels by reference to one or more of the following business criteria: Return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of our common stock, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity and/or quality. These business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. We use our judgment to establish a range of performance levels that we believe are in your best interests.

                  We reviewed Delphi’s overall performance for 2000 and the general and specific factors for each executive. The annual incentive awards were determined and paid in early 2001, and the amounts of those awards made to each of the named executive officers are listed in the Summary Compensation Table appearing later in this section.

Long-Term Incentives

                  Stock Options—Stock options are an important part of our long-term incentive program. We grant them at the average of the high and low trading price of the stock on the date of grant. This way executives gain only when the stockholders do—when the stock price goes up.

                  When we grant options, we follow competitive long-term incentive compensation practices. The size of these grants and the other long-term awards discussed below is intended to place our executives at the 60th-65th percentile of the long-term incentives granted to similar executive positions at benchmark companies. The grants reflected in the Summary Compensation Table are below that level.

                  Performance Achievement Plan—Unlike stock options, which reward executives for enhancing stockholder value through increasing the price of common stock, the Delphi Automotive Systems Performance Achievement Plan encourages executives to focus on achieving strategic business goals that take more than one year to complete. We set these goals in our strategic business plan that currently covers a three-year period. As with our base salary and annual incentive program, we set these corporate performance goals with reference to a group of benchmark companies. Individual performance is also reviewed.

                  Typically, we grant long-term target awards under the Delphi Automotive Systems Performance Achievement Plan every year, but do not pay them unless the goals in our strategic business plan are achieved over the three-year plan period. No awards will exceed 200% of our established goals. At the end of 2000, we reviewed Delphi’s overall performance and the general and specific factors for each executive. The awards under the Delphi Automotive Systems Performance Achievement Plan for the 1998-2000 plan period were determined and paid in early 2001.

                   Stock Ownership By Directors—We believe that a significant component of our directors’ compensation should be linked to our stock. For this reason, we pay to our non-employee directors half of the fees for serving as a director in common stock units. We also give our non-employee directors the option to receive all their fees in common stock units, as described in this proxy statement in the “The Board of Directors—Compensation of Directors” section. All of our non-employee directors have elected to receive all fees for the 2001 fiscal year in these common stock units, as they did in 2000.

Chief Executive Officer Compensation

                  Base Salary—Mr. Battenberg’s salary, as reported in the Summary Compensation Table, reflects a 14.8% increase over 1999 in recognition of his leadership of Delphi during its first full year as a stand-alone company.

                  Annual Incentives—In early 2000 we established an individual award target for Mr. Battenberg in line with our overall compensation philosophy. At the end of the year we reviewed this award in relation to the established performance measures. We believe Mr. Battenberg’s performance in the continuing task of managing the transition from a sector of General Motors Corporation to a stand-alone public company was outstanding. The award was based on an aggressive performance target established in late 1999, and Delphi’s performance exceeded the target level but was below the maximum. The final award for Mr. Battenberg was paid above the target level, but below the maximum level.

                  Stock Options—As part of Delphi’s continuing compensation review process, we compared the value of stock options granted to Mr. Battenberg against the value of options granted to chief executive officers of the benchmark companies. For 2000 we awarded him stock options for 650,000 shares of Delphi common stock as disclosed in the Summary Compensation Table.

                  Other Long-Term Incentives—We made a long-term target award to Mr. Battenberg under the Delphi Automotive Systems Performance Achievement Plan based on Delphi’s performance for the 1998-2000 performance period, which concluded at the end of 2000, one year of which covers Mr. Battenberg’s employment at General Motors Corporation. The award was based on an aggressive three-year performance target established in early 1998, and Delphi’s performance exceeded the target level but was below the maximum. The final award for Mr. Battenberg was paid above the target level, but below the maximum level. The Delphi Automotive Systems Performance Achievement Plan long-term target award for Mr. Battenberg for the 2000-2002 performance period is disclosed in the Long-Term Incentive Plan—Awards in Last Fiscal Year table appearing later in this section. We established the size of Mr. Battenberg’s target award consistent with the methodology discussed above. Mr. Battenberg’s award for the 2000-2002 performance period is denominated in cash.

Compensation and Executive Development Committee

Virgis W. Colbert
Susan A. McLaughlin
Thomas H. Wyman (ex officio)

Summary Compensation Table

                  The table below shows compensation information for J. T. Battenberg III, who served as our chief executive officer in 2000, and our four next highest paid executive officers as of the end of 2000. The increases in compensation over that in 1999 are in recognition of such officers’ leadership of Delphi during its first full year as a stand-alone company and, in the case of the Executive Vice Presidents, their promotion to those positions effective January 1, 2000 and their correspondingly increased responsibilities.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Unit Awards ($)(2)	Securities Underlying Options (#)(3)	Long- Term Incentive Payouts ($)(4)	All Other Compensation ($)(5)

J.T. Battenberg III Chairman, Chief	2000	1,387,500	2,600,000	80,677	0	650,000	1,764,978	68,276
Executive Officer	1999	1,208,333	2,200,000	n/a	4,080,000	532,637	2,135,000	48,838
and President	1998	1,000,000	450,000	50,624	n/a	416,571	750,000	49,215

Donald L. Runkle	2000	800,000	1,170,000	77,399	0	184,874	658,622	34,997
Executive	1999	581,250	650,000	n/a	933,000	121,802	609,000	22,945
Vice President	1998	458,000	235,000	n/a	n/a	66,651	198,000	19,250

Alan S. Dawes	2000	700,000	1,100,000	n/a	0	168,067	616,850	29,122
Chief Financial Officer	1999	506,250	635,000	n/a	933,000	121,802	609,000	20,977
and Executive Vice	1998	398,000	210,000	n/a	n/a	58,319	198,000	16,730
President

Rodney O’Neal	2000	600,000	950,000	n/a	0	151,261	572,441	26,571
Executive Vice	1999	426,667	660,000	n/a	933,000	121,802	581,000	15,169
President

David B. Wohleen	2000	550,000	890,000	n/a	0	151,261	544,863	24,254
Executive Vice	1999	411,250	625,000	n/a	933,000	121,802	459,000	17,915
President

Notes

(1)	This amount includes benefits from the use of corporate transportation in 2000 ($73,472 for Mr. Battenberg and $70,993 for Mr. Runkle.)

(2)
Shows value of restricted stock units on the date of grant. Under Delphi’s “Founders’ Grant” program, restricted stock units vest pro rata over four years from the date of grant but no restricted stock units are delivered until four years from the date of grant. Restricted stock units earn dividend equivalents at the same rate as dividends paid to stockholders. In 2000, dividends in the form of additional restricted stock units were paid on the restricted stock units held by the named executive officers as follows: J.T. Battenberg III—4,063; Donald L. Runkle—929; Alan S. Dawes—929; Rodney O’Neal—929; and David B. Wohleen—929.

Listed below are the total number of shares represented by restricted stock units allocated to the named executive officers as of December 31, 2000, including dividend equivalents, and the market values of such shares (based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2000).

Named Executive	Number of Shares	Market Value($)
J.T. Battenberg III	246,022	2,767,748
Donald L. Runkle	56,259	632,914
Alan S. Dawes	56,259	632,914
Rodney O’Neal	56,259	632,914
David B. Wohleen	56,259	632,914

(3)
Awards in 1998 were granted by General Motors Corporation with respect to its $1-2/3 par value common stock, which we replaced with options for Delphi common stock having equivalent value at the time of General Motors Corporation’s distribution.

(4)	Reflects long-term incentive payouts as follows:

•	Under the General Motors 1992 Performance Achievement Plan: Performance Period: 1996-1998.

•	Under the Delphi Automotive Systems Performance Achievement Plan: Performance Periods 1997-1999, 1997-2000 and 1998-2000.

•	Payments were made in General Motors Corporation $1-2/3 par value common stock and General Motors Corporation Class H common stock for 1998 payouts, and Delphi common stock for 1999 payouts.

•	Dividend equivalents were paid on unvested shares.

The General Motors Corporation awards were subject to vesting in installments. After the May 28, 1999 distribution by General Motors Corporation, we accelerated the vesting of future installments of all such awards to December 31, 1999 because we believed that the vesting requirements of such awards did not particularly promote the long-term retention of our executives, and paid the awards on January 4, 2000 in shares of Delphi common stock. Accordingly, those shares are included in the table in the section entitled “Stock Ownership of Management and More Than 5% Stockholders” earlier in this proxy statement.

(5)
Includes matching contributions by Delphi under the Savings-Stock Purchase Plan and the values of certain credits provided to the named executive officers under the Benefit Equalization Plan-Savings, which are shown together in the “Savings Plans” column in the table below for 2000, and the value of the insurance premium paid by Delphi with respect to the Delphi Executive Split-Dollar Endorsement Plan, a life insurance policy for the benefit of Mr. Battenberg, which is shown in the “Imputed Income” column in the table below for 2000. Under the Benefit Equalization Plan, Delphi provides benefits substantially equal to benefits that could not be provided under the Savings-Stock Purchase Plan because of limitations under the Internal Revenue Code.

	Savings Plans	Imputed Income($)
J.T. Battenberg III	59,926	8,350
Donald L. Runkle	34,997	—
Alan S. Dawes	29,122	—
Rodney O’Neal	26,571	—
David B. Wohleen	24,254	—

Upon the death of Mr. Battenberg, Delphi would be reimbursed for its premiums paid on the Executive Split-Dollar Endorsement Plan.

Option Grants in Last Fiscal Year

                  The following table shows the stock options granted in 2000 to the executive officers named in the Summary Compensation Table. The Delphi Automotive Systems Stock Incentive Plan does not provide for stock appreciation rights.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh.)(2)	Expiration Date	Grant Date Present Value($)(3)

J.T. Battenberg III	650,000	3.64%	17.13	1/7/10	3,815,500

Donald L. Runkle	184,874	1.04%	17.13	1/7/10	1,085,210

Alan S. Dawes	168,067.94%		17.13	1/7/10	986,553

Rodney O’Neal	151,261.85%		17.13	1/7/10	887,902

David B. Wohleen	151,261.85%		17.13	1/7/10	887,902

Notes

(1)
These options were granted on January 7, 2000 and include both non-qualified and incentive stock options. One-third of each option grant becomes exercisable on January 7 of each of 2001, 2002 and 2003. The incentive stock options expire ten years from the date of grant and the non-qualified options expire two days later. If a grantee retires, becomes disabled, or dies, his or her pro-rated options continue to be exercisable up to the earlier of the normal expiration date or five years. In most other instances of employment termination, all rights end upon termination. Optionees are subject to certain conditions, including refraining from competitive activity after they retire from Delphi or otherwise cease employment with Delphi under circumstances in which they retain their options. Options generally cannot be transferred except through inheritance.

(2)	The exercise price of the stock options is the average of the high and low selling prices as reported in the Wall Street Journal on the grant date.

(3)
These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Exercise of an option in the fifth year after its grant, price volatility of 36.58%, a risk free rate of return of 5.10% and a dividend yield of 1.78%. No adjustments were made for non-transferability. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder’s individual investment decisions and the actual performance of Delphi’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Option Values at Fiscal Year End

                  The following table shows information concerning the options exercised in 2000 by each of the executive officers named in the Summary Compensation Table and the value of options held by such executives at the end of 2000. No stock appreciation rights are held by any named executive officer.

	Delphi Shares Acquired on Exercise(#)(1) Exercisable/ Unexercisable	Value Realized ($) Exercisable/ Unexercisable	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)(2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable

J.T. Battenberg III	0	0	783,842/1,188,329	0/0

Donald L. Runkle	0	0	147,207/298,436	0/0

Alan S. Dawes	0	0	346,779/278,850	306,410/0

Rodney O’Neal	0	0	142,656/262,044	17,446/0

David B. Wohleen	0	0	123,761/254,687	17,446/0

Notes

(1)	In 2000, none of the named executive officers exercised options granted by Delphi.

(2)
These year-end values represent the difference between the fair market value of Delphi’s common stock underlying options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2000) and the exercise prices of the options. The closing price of Delphi’s common stock on the New York Stock Exchange on December 31, 2000 was $11.25. “In-the-money” means that the fair market value of the underlying stock is greater than the option’s exercise price on the valuation date.

Long-Term Incentive Plan-Awards in Last Fiscal Year

                  The following table shows information on 2000 grants of incentive awards and restricted stock units to the executive officers named in the Summary Compensation Table. No restricted stock unit awards were made in 2000 to such officers.

			Estimated Future Payouts Under Non-Stock-Price-Based Plans(2)

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J.T. Battenberg III	PAP n/a	PAP 2000-2002	600,000	1,500,000	3,000,000

Donald L. Runkle	PAP n/a	PAP 2000-2002	300,000	750,000	1,500,000

Alan S. Dawes	PAP n/a	PAP 2000-2002	270,000	675,000	1,350,000

Rodney O’Neal	PAP n/a	PAP 2000-2002	240,000	600,000	1,200,000

David B. Wohleen	PAP n/a	PAP 2000-2002	240,000	600,000	1,200,000

Notes

(1)	Incentive awards under the Delphi Automotive Systems Performance Achievement Plan are not currently denominated in shares, units or other rights.

(2)
Relates to payment of incentive awards under the Delphi Automotive Systems Performance Achievement Plan for performance during 2000 through 2002. If the threshold performance level is met or exceeded, the percentage of the incentive award that may be paid to participants will depend on the extent to which the established performance target for the three-year performance period is achieved, but will not exceed the maximum level. If the threshold performance level is not met, no awards will be paid.

                  Under the Delphi Automotive Systems Performance Achievement Plan, eligible employees may receive long-term incentive awards which are based on performance during a period that may be at least two years and not more than five years. The final amount of the award depends on whether the performance goals are achieved as well as on the employee’s individual performance.

                  Delphi’s Compensation and Executive Development Committee decides the dollar amount of a final award by determining how completely certain performance goals were achieved. Typically, these awards are granted each year, but they are not paid unless the performance goals are achieved over the three-year performance period. Performance goals for these awards reported in the table cover the 2000-2002 period and include the same performance measures for each of the named executive officers. The performance goals and the mechanics of receiving a final award are more fully discussed under “Compensation and Executive Development Committee Report on Executive Compensation—Long-Term Incentives” appearing earlier in this section.

                  Final awards made to the named executive officers under the Delphi Automotive Systems Performance Achievement Plan for the 1996-1998, 1997-1999, 1997-2000 and 1998-2000 performance periods are reported under the “Long-Term Incentive Payouts” column in the Summary Compensation Table.

                  Generally, an employee’s outstanding incentive awards are cancelled if the employee quits, is discharged or ceases employment with Delphi under similar circumstances, or engages in competitive activity after termination. An employee’s rights under any award are forfeited if an employee acts against Delphi’s interests.

                   The Compensation and Executive Development Committee selects the persons who receive the units and may establish performance goals for the restricted stock units.

Retirement Programs

                  The retirement program for our executives in the United States consists of two plans. One plan, the Delphi Salaried Retirement Program, is a qualified plan for purposes of the Internal Revenue Code. We also have a plan that is not considered a qualified plan under the Internal Revenue Code, the Supplemental Executive Retirement Program, which provides for an executive to receive a benefit equal to the greater of that calculated under a regular method (“Regular SERP Benefit”) or an alternative method (“Alternative SERP Benefit”), under circumstances described below. Generally, under the Delphi Salaried Retirement Program and the Supplemental Executive Retirement Program, an executive’s prior service with General Motors Corporation is taken into account when determining service with Delphi for purposes of the plans, so that time that the executive worked for General Motors Corporation is counted as if the executive worked for Delphi during that time.

                  The Delphi Salaried Retirement Program is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act (“ERISA”). In general, the Delphi Salaried Retirement Program consists of “Part A” and “Part B” benefits. Part A of the Delphi Salaried Retirement Program provides benefits under a formula based on years of credited service and an applicable benefit rate. Part B of the Delphi Salaried Retirement Program provides benefits under a formula based on years of Part B credited service and upon the average of the highest five years of base salary received during the final ten years of service, subject to certain benefit limitations imposed by the Internal Revenue Code. In addition, under Part B, Delphi provides employees with an annual retirement benefit equal to the sum of 100% of the Part B contributions they made to the General Motors Retirement Program on or after October 1, 1979, or to the Delphi Salaried Retirement Program on or after January 1, 1999, and lesser percentages of their contributions made to the General Motors Retirement Program before that date. If employees elect not to contribute to Part B of the Delphi Salaried Retirement Program, they are entitled to receive the Part A benefits only. Benefits under the Delphi Salaried Retirement Program vest after five years of credited service and are payable at age 65 at the rate in effect as of the last day worked.

                  If an executive makes Part B contributions to the Delphi Salaried Retirement Program, the executive may also be eligible to receive a non-qualified Regular SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits plus the Regular SERP Benefit will provide an eligible executive with the following total annual retirement benefits: 2% times years of Part B credited service times the last five years’ average annual base salary, minus the executive’s Delphi Salaried Retirement Program pension and Social Security benefits.

                   The table below shows the estimated total annual Delphi Salaried Retirement Program benefits (under Part A and Part B) plus the Regular SERP Benefit (assuming the executive qualifies). The chart gives an average annual base salary as of December 31, 2000. Such amount would be paid in 12 equal monthly installments per year to executives retiring in 2001 at age 65.

Average Annual Base Salary(1)	Years of Part B Credited Service
	15	25	35	45
$ 320,000	$ 90,470	$150,784	$ 211,098	$ 271,411
620,000	180,470	300,784	421,098	541,411
920,000	270,470	450,784	631,098	811,411
1,220,000	360,470	600,784	841,098	1,081,411
1,520,000	450,470	750,784	1,051,098	1,351,411
1,820,000	540,470	900,784	1,261,098	1,621,411

(1)	Average annual base salary means the average of the highest five years of base salary paid during the final ten calendar years of service preceding an executive’s retirement.

                  The average annual base salary and the years of Part B credited service which may be considered in the Regular SERP Benefit calculation as of December 31, 2000 for each of the named executive officers are as follows: J.T. Battenberg III—$1,051,666—38 years; Donald L. Runkle—$516,833—32 years; Alan S. Dawes—$457,916—19 years; Rodney O’Neal—$367,650—28 years; and David B. Wohleen—$318,816—22 years. The annual base salary of each named executive officer for the most recent year(s) considered in the calculation reported here is shown in the “Salary” column of the Summary Compensation Table appearing earlier in this section.

                  Executives may be eligible to receive the Alternative SERP Benefit instead of the Regular SERP Benefit if they abide by certain agreements with Delphi, such as, for example, an agreement not to work for any competitor of Delphi or act in any manner contrary to the best interest of Delphi. If the executive makes such an agreement and qualifies for the Alternative SERP Benefit, he or she will receive the greater of the Regular SERP Benefit or the Alternative SERP Benefit. The sum of the Delphi Salaried Retirement Program’s benefits, plus the Alternative SERP Benefit, will provide an eligible executive with total annual retirement benefits equal to 1.5% times eligible years of Part B credited service up to a maximum of 35 years, times the executive’s average annual total direct compensation, minus 100% of the maximum annual Social Security benefit in the year of retirement payable to a person retiring at age 65 and the Delphi Salaried Retirement Program pension benefit.

                   The following table shows the estimated total annual Delphi Salaried Retirement Program benefits (under Part A and Part B) plus the Alternative SERP Benefit (assuming the executive qualifies). The figures are based upon average annual compensation as of December 31, 2000. Delphi would pay the benefit in 12 equal monthly installments per year to executives retiring in 2000 at age 65. If the executive elects to receive such benefits with a 65% survivor option, the amounts shown would generally be reduced from 5% to 11%, depending upon the age differential between spouses.

Average Annual Total Direct Compensation(1)	Eligible Years of Part B Credited Service
	15	20	25	30	35
$ 350,000	$ 60,318	$ 86,568	$ 112,818	$ 139,068	$ 165,318
1,240,000	260,568	353,568	446,568	539,568	632,568
2,130,000	460,818	620,568	780,318	940,068	1,099,818
3,020,000	661,068	887,568	1,114,068	1,340,568	1,567,068
3,910,000	861,318	1,154,568	1,447,818	1,741,068	2,034,318
4,800,000	1,061,568	1,421,568	1,781,568	2,141,568	2,501,568

(1)
Average annual total direct compensation means the sum of the average annual base salary and the average of the highest five annual incentive awards earned in respect of the final ten calendar years of service preceding an executive’s retirement.

                  The average annual total direct compensation and the eligible years of Part B credited service which may be considered in the Alternative SERP calculation as of December 31, 2000 for each of the named executive officers is as follows: J.T. Battenberg III—$2,500,666—38 years; Donald L. Runkle—$1,055,833—32 years; Alan S. Dawes—$952,316—19 years; Rodney O’Neal—$813,450—28 years; and David B. Wohleen—$721,016—22 years. The annual total direct compensation of each named executive officer for the most recent year(s) considered in the calculation reported here is reported in the “Salary” and “Bonus” columns of the Summary Compensation Table appearing earlier in this section.

                  The Regular SERP Benefit and the Alternative SERP Benefit can be reduced or eliminated for both retirees and active employees by Delphi’s Compensation and Executive Development Committee.

Change In Control Agreements

                  In early 2000, Delphi entered into updated change in control agreements with its officers, whom we refer to here as participants, including each of the executives named in the Summary Compensation Table. The change in control agreements provide certain benefits to each participant upon the occurrence of a change in control of Delphi and additional benefits if the employment of a participant is terminated for certain reasons after a change in control.

                  A change in control is defined in the change in control agreements as: (i) The acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25 percent or more of the outstanding common stock or of common stock carrying votes sufficient to elect a majority of the directors of the company; (ii) members of the company’s board of directors who constitute the entire board as of the date of a participant’s change in control agreement, together with any new directors whose election to the board was approved by at least two-thirds of the directors then in office who had been directors as of the date of the participant’s change in control agreement, cease to constitute a majority of the board; (iii) certain mergers, consolidations and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.

                   Upon the occurrence of a change in control, a participant is entitled to the following payments and benefits:

•	all of the participant’s unvested options will vest and become immediately exercisable in accordance with their terms;

•
all of the participant’s unvested restricted stock units will vest and the company will deliver to the participant stock certificates and/or, at the participant’s option, cash in an amount equal to the value of the restricted stock units;

•
all of the participant’s target awards, calculated based on the greater of 150% of the initial awards or 150% of the forecasted payout level at the time of the change in control, will be fully “funded” by the company contributing amounts equal to such awards to a “rabbi trust” and will thereafter be paid to the participant at the times contemplated by the plans under which the awards were made;

•
any compensation previously deferred at the election of the participant, together with accrued interest or earnings, will be “funded” by the company contributing amounts equal to such deferrals and accrued interest or earnings to a rabbi trust, which amounts will be paid to the participant as previously directed by the participant;

•
the company will contribute to a rabbi trust an amount equal to the present value of the Regular SERP Benefit or the Alternative SERP Benefit, which amount will be paid to the participant under the terms of the Supplemental Executive Retirement Program at the same time as his or her benefits under the Delphi Salaried Retirement Program are paid to him or her; if the participant does not become vested in his or her retirement benefit under the Delphi Salaried Retirement Program, then the present value of the Regular SERP Benefit or the present value of the Alternative SERP Benefit will be paid to the participant within 30 days after his or her separation from service with the company; solely for purposes of calculating the Regular SERP Benefit and/or the Alternative SERP Benefit, the participant’s benefit under the Delphi Salaried Retirement Program will be calculated with additional year(s) of service equal to the multiplier (1, 2 or 3) described below and with the additional compensation paid as a result of such multiplier;

•
a participant will be deemed fully vested in his or her benefit under any tax-qualified defined benefit plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the present value of his or her accrued benefits under such plans;

•
a participant will be deemed fully vested in his or her benefit under any tax-qualified defined contribution plans of the company so that if he or she separates from service with the company before actually becoming vested in such benefits, the company will pay him or her an amount equal to the excess of his or her account balance under such plans over the vested account balance.

                  Additional payments and benefits are payable to a participant who ceases to be employed by the company during the three years following a change in control under any of the following circumstances:

•
the company terminates the participant’s employment other than “for cause,” i.e., for any reason other than the participant’s willful failure to perform substantially his or her duties or the conviction of the participant for a felony;

•
the participant terminates his or her employment if, without his or her consent, (i) his or her salary and other compensation or benefits are reduced for reasons unrelated to the company’s or the participant’s performance, (ii) his or her responsibilities are negatively and materially changed, (iii) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control or (iv) the company fails to offer him or her a comparable position after the change in control;

•	during the one-month period following the first anniversary of the change in control, the participant ceases to be employed by the company for any reason other than for cause.

                  The additional payments and benefits payable in the circumstances described above are:

•
payment in cash of (i) the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid, together with accrued vacation pay and (ii) a multiple (either 1, 2 or 3) of the greater of (x) the participant’s annual base salary plus his or her target bonus, each for the year in which the change in control occurs, and (y) the participant’s annual base salary plus his or her target bonus, each for the year in which his or her employment is terminated;

•	continuation by the company of the participant’s health and life insurance coverage for 36 months after the termination date;

•	reimbursement from the company of up to $50,000 for expenses related to outplacement services;

•
continued use of the participant’s company car and/or any applicable car allowance for one year after the termination date, plus payment by the company of any amounts necessary to offset any taxes incurred by the participant by reason of the company’s car-related payments;

•
provision by the company of investment advisory services comparable to those services available to the participant as of the date of his or her change in control agreement, for two years after the termination date; and

•
payment by the company of the participant’s legal fees resulting from any dispute resolution process entered into to enforce his or her change in control agreement, plus payment by the company of the gross-up amount necessary to offset any taxes incurred by the participant by reason of such payments by the company.

                  If a participant voluntarily terminates employment during the term of his or her change in control agreement, other than in any of the negative situations imposed without his or her consent described above and other than during the one-month period after the first anniversary of the change in control also described above, the participant’s change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date for work performed for which the participant has not yet been paid and any previously deferred compensation. Upon the termination of a participant’s employment due to his or her death or incapacity (other than during the one-month period after the first anniversary of the change in control described above), his or her change in control agreement will terminate and the company’s only obligation will be to pay the participant’s annual base salary through the termination date, any accrued vacation pay and any previously deferred compensation.

                  A participant is also entitled to receive a payment by the company to offset any excise tax under the excess parachute payment provisions of section 4999 of the Internal Revenue Code that has been levied against the participant for payments that the company has made to, or for the benefit of, him or her (whether or not such payments are made pursuant to the participant’s change in control agreement). The payment by the company will be “grossed up” so that after the participant pays all taxes (including any interest or penalties with respect to such taxes) on the payment, the participant will retain an amount of the payment equal to the excise tax imposed.

                  The change in control agreements place certain restrictions on the ability of a participant whose employment with the company has terminated to disclose any confidential information, knowledge or data about the company or its business. Also, the terms of any noncompetition agreement between a participant and the company (including the noncompetition provisions contained in the Supplemental Executive Retirement Program as it relates to payment of the Alternative SERP Benefit and in various benefit plans) will cease to apply to a participant if, and on the date that, the participant’s employment with the company is terminated for any reason after a change in control.

Stock Performance Graph

                  The graph below provides an indicator of Delphi’s cumulative total stockholder return as compared with the Standard & Poor’s 500 Stock Index and with a peer group index that Delphi has constructed. The peer group is composed of Dana Corporation, Federal-Mogul Corporation, Johnson Controls, Inc., Lear Corporation and Magna International Inc.

                  The graph assumes an initial investment of $100 and reinvestment of quarterly dividends.

                  The graph covers a period of time beginning February 5, 1999, when Delphi’s common stock first traded on the New York Stock Exchange, through December 31, 2000.

[Graph appears here]

DESCRIPTION	STARTING BASIS February 5, 1999	December 31, 1999	December 31, 2000

DELPHI AUTOMOTIVE SYSTEMS CORPORATION	$100.00	$93.82	$68.37

S & P 500	$100.00	116.66	106.04

PEER GROUP	$100.00	71.64	53.42

Stockholder Proposals

                  Any stockholder proposal intended for inclusion in the proxy material for the 2002 annual meeting must be received by our secretary at our World Headquarters no later than November 16, 2001. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in Delphi’s bylaws. Accordingly, written notice must be sent to the secretary of Delphi not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2002 annual meeting, written notice must be delivered between the close of business on January 2, 2002 and the close of business on February 1, 2002. If the date of the annual meeting, however, is not within 30 days before or 60 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which Delphi first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at our World Headquarters.

                  Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters

                  Delphi’s 2000 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Delphi Automotive Systems Corporation World Headquarters, 5725 Delphi Drive, Troy, Michigan 48098 for ten days before the meeting.

                  We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2000 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 5725 Delphi Drive, Troy, Michigan 48098.

Expenses of Solicitation

                  The cost of soliciting proxies in the accompanying form will be paid by Delphi. Delphi will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Delphi. Delphi has retained Morrow & Co., Inc. to assist it in soliciting proxies at an estimated cost of $18,000, plus reasonable out-of-pocket expenses. Delphi may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of Delphi common stock and for obtaining their instructions.

March 16, 2001

/s/ Diane L. Kaye

Diane L. Kaye
Secretary

How to Attend the Annual Meeting

                  Whether you hold Delphi common stock of record or through a broker, if you plan to attend the annual meeting in Warren, Ohio, please check the box on your proxy card indicating your intention to do so. A map to the meeting location is on the back of the proxy card. You and one guest may attend the meeting. Please be prepared to show evidence of ownership of Delphi Automotive Systems Corporation common stock (such as a statement of holdings or a dividend check stub) at the meeting.

APPENDIX A

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

                  The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including oversight of: 1) the financial reports and other financial information provided by the Company to any governmental or regulatory body, and the public or other users thereof; 2) the Company’s systems of internal accounting and financial controls; and 3) the annual independent audit of the Company’s financial statements.

                  In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

                  The Committee shall review the adequacy of this Charter on an annual basis.

Membership

                  The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

                  Accordingly, all of the members will be directors:

1.	Who the Board determines have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

2.
Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key Responsibilities

                  The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outsider auditor’s work.

                  The following functions are expected to be common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

•
The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K and review and consider with the outside auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61.

•
As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur before the Company’s filing of the Form 10-Q.

•	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

•	The Committee shall:

•
request from the outside auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

•	discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence; and

•	recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

•	The Committee shall have the authority and responsibility to select (subject to Board approval and shareholder ratification), evaluate and, where appropriate, replace the outside auditor.

[LOGO OF DELPHI]
NOTICE OF
2001
ANNUAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT

4103-PS-2001
[LOGO APPEARS HERE]	VOTE BY INTERNET, TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week

INTERNET http://proxy.shareholder.com/dph	OR	TELEPHONE 800-650-3514		OR	MAIL
Use the Internet to vote your proxy. Have your Proxy Card in hand when you access the website.You will be prompted to enter your control number, located in the box below, to create an electronic ballot.		Use any touch-tone telephone to vote your proxy. Have your Proxy Card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.			Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided.

If you voted by the Internet or by telephone, do not mail your Proxy Card.					Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

Use The Internet or Call Toll-Free To Vote It's Fast And Convenient 800-650-3514

CONTROL NUMBER FOR INTERNET/TELEPHONE VOTING

DELPHI's Proxy Statement and Annual Report are available on DELPHI's Website: http://www.delphiauto.com/ir, then click on annual/quarterly reports.

◆ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE ◆

This proxy/voting instruction card will be voted "FOR" Items 1 and 2 if no choice is specified.				This proxy/voting instruction card will be voted "AGAINST" Items 3, 4, 5 and 6 if no choice is specified.

						FOR	AGAINST	ABSTAIN

1. Election of Directors	FOR	WITHHOLD	EXCEPTIONS	3.	Stockholder proposal relating to the redemption of Delphi's stockholder rights plan	☐	☐	☐

(01) Oscar de Paula Bernardes Neto	☐	☐	☐	4.	Stockholder proposal relating to adoption of code for Delphi's international operations	☐	☐	☐
(02) Dr. Bernd Gottschalk	☐	☐	☐
(03) John D. Opie	☐	☐	☐	5.	Stockholder proposal relating to management compensation	☐	☐	☐
(04) Roger S. Penske	☐	☐	☐
(05) Patricia C. Sueltz	☐	☐	☐	6.	Stockholder proposal relating to the annual election of directors	☐	☐	☐

For, except vote withheld for the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Ratify selection of independent accountants	☐	☐	☐

					I agree to access future proxy statements and annual reports over the internet. ☐		Please check here if you plan to attend the annual meeting. ☐

Please mark, date and sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the annual meeting. If signing for a corporation or partnership
or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting
and decide to vote by ballot, such vote will supersede this proxy.

(Signature)

Date: _______________________________, 2001

X Votes MUST be indicated (x) in Black or Blue ink.

[LOGO APPEARS HERE]

DELPHI AUTOMOTIVE SYSTEMS CORPORATION 5725 Delphi Drive, Troy, Michigan 48098	[MAP APPEARS HERE]

March 16, 2001

TO OUR STOCKHOLDERS:

          Our 2001 annual meeting of stockholders will be held at Kent State University — Trumbull Campus, 4314 Mahoning Avenue, N.W., Warren, Ohio, on May 2, 2001 . This is our second annual meeting since we became an independent company in 1999.

          The annual meeting will begin promptly at 8:00 a.m., local time. If you plan to attend the meeting, please check the box on your proxy card indicating your intention to do so.

          Please read these materials so that you will know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the enclosed postage-paid envelope or instruct us via the Internet or by telephone as to how you would like to vote your shares. By doing this, your shares will be voted as you direct even if you cannot attend the meeting. Instructions on how to vote your shares are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at Delphi's home page on the World Wide Web (www.delphiauto.com). Those of our stockholders who have consented to receiving these materials electronically rather than receiving paper copies in the mail will receive only a copy of the notice of annual meeting and the proxy card by mail.

Directions
From Akron:
Take 76 east to Route 44 east, take Route 5 bypass east towards Warren, turn left on State Route 45.

From Cleveland:
Take Ohio Turnpike East to exit 14, take Route 5 bypass east towards Warren, turn left on State Route 45.

From Kent:
Take Route 59 east, to Route 5 bypass east towards Warren, turn left on State Route 45.

From Youngstown:
/s/ J. T. Battenberg III	Take 680 west to Meridian road exit, north to 180, east to 180, north on Route 11, west on Route 82, turn right on State Route 45.

J. T. Battenberg III Chairman, Chief Executive Officer and President

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Kent State University - Trumbull Campus
4314 Mahoning Avenue, N.W., Warren, Ohio

WEDNESDAY, MAY 2, 2001, 8:00 A.M. LOCAL TIME

The undersigned authorizes J. T. Battenberg III and Thomas H. Wyman and each of them, with full power of substitution, as proxies of the undersigned, to vote the COMMON STOCK of the undersigned upon the nominees for Director (Oscar de Paula Bernardes Neto, Dr. Bernd Goltschalk, John D. Opie, Roger S. Penske and Patricia C. Sueltz), upon the other items shown on the reverse side, which are described in pages 13 though 14 of the Proxy Statement, and upon all other matters which may properly come before the 2001 Annual Meeting of Stockholders of Delphi Automotive Systems Corporation, or any adjournment thereof.

This card provides voting instructions for shares held in the various employee savings plans of Delphi and its subsidiaries and certain other employee savings plans as described in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE VOTE ALL CARDS YOU RECEIVE.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

DELPHI AUTOMOTIVE SYSTEMS CORPORATION
P.O. BOX 11004
NEW YORK, N.Y. 10203-0004

SEE REVERSE SIDE